Affirmative Strengthens Management Team
ADDISON, Texas, October 10, 2006 — Affirmative Insurance Holdings, Inc. (Nasdaq:AFFM), a non-standard automobile insurance agency and carrier, today announced the additions of three executives to its management team.
Alan Rasof has joined the company as President of its Retail Division. He replaces Katherine Nolan who has resigned from the company. Rasof, 41, is a 15-year veteran of the non-standard auto insurance business with deep expertise in insurance agency operations. Prior to joining Affirmative, Rasof successfully built Newins Insurance, a non-standard auto insurance agency that he sold in 2005. Additionally he has handled retail site selection, acquisitions and premium financing for many non-standard auto insurance companies.
Charlene Barnard has been appointed to the newly created position of Chief Marketing Officer. Barnard, 46, brings more than 20 years of experience building brands for global companies. Prior to joining Affirmative, Barnard was Chief Marketing Officer for Allianz Global Risks US Insurance Company. From 1998 to 2004, Barnard ran a consulting business helping Fortune 500 companies sharpen their market strategies and implement change. Prior to that, Barnard was head of Global Brand Marketing for Accenture and Executive Vice President of GolinHarris, a leading public relations firm and unit of Interpublic.
Joseph Fisher has joined the company as General Counsel. He replaces David Snyder, who has assumed the role of Associate General Counsel. Fisher, 36, comes to Affirmative from McDermott Will & Emery, where he was a partner in its Trial Department. At McDermott, Fisher specialized in corporate governance matters, complex commercial lawsuits and arbitrations, securities investigations and internal investigations.
Kevin Callahan, Chairman and Chief Executive Officer, commented that the executive appointments add bench strength as the company pursues its growth goals. “We selected each of these individuals for the expertise they will bring to bear on our long-range growth strategy. Our goal is to build the most admired and successful non-standard auto insurance retail brand. This requires us to raise the bar on how we market, sell, serve and retain customers. These executives bring to Affirmative skills and experiences that will help us achieve our goals.”
ABOUT AFFIRMATIVE INSURANCE HOLDINGS
Headquartered in Addison, Texas, Affirmative Insurance Holdings, Inc., is a non-standard automobile insurance agency and carrier focused on highly targeted geographic markets. Affirmative currently offers products and services in 12 states, including Texas, Illinois, California and Florida.
SOURCE: Affirmative Insurance Holdings, Inc., Addison, Texas